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                                                                  EXHIBIT 2.2(b)


                            SUPPORT/VOTING AGREEMENT

                                  July 24, 1996

Transamerica Corporation
600 Montgomery Street
San Francisco, California 94111
Attention: Richard H. Fearon

Ladies and Gentlemen:

            As an inducement and a condition to your execution of the Agreement and Plan of Merger (the "Merger Agreement"), of even date herewith, by and among Transamerica Corporation, a Delaware corporation ("Transamerica"), Citation Sub Corp., a Delaware corporation and a wholly owned subsidiary of Transamerica ("Sub"), Trans Ocean Ltd., a Delaware corporation ("TOL"), Greer M. Arthur, Marvin D. Dennis, in his individual capacity and as trustee of The Dennis Family Living Trust, and Nancy A. Dennis, as trustee of The Dennis Family Living Trust pursuant to which TOL will become a wholly owned subsidiary of Transamerica by Sub's merging with and into TOL, or, under certain circumstances, by TOL's merging with and into Sub, the undersigned ("Stockholder") hereby agrees, solely in his capacity as a stockholder of TOL, subject to the fourth paragraph hereof, as follows:

            1. Stockholder represents, warrants and agrees that Schedule I annexed hereto sets forth the shares of the capital stock of TOL held of record or beneficially owned by and for the account of Stockholder and over which he exercises voting control and that Stockholder is on the date hereof the lawful owner of the number of shares set forth in Schedule I. Except as set forth in
Schedule I, Stockholder does not own or hold any rights to acquire any additional shares of the capital stock of TOL or of any subsidiary of TOL (by exercise of stock options or otherwise) or any interest therein or any voting rights with respect to any additional shares. Stockholder shall vote, and cause to be voted, all shares of capital stock of TOL held of record or beneficially owned by and for the account of Stockholder and over which he exercises voting control, whether now issued or hereafter acquired (collectively, the "Shares") in favor of the Merger Agreement and the transactions contemplated thereby.
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Transamerica Corporation
July 24, 1996
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            2. Prior to the solicitation of the written consent or meeting of stockholders of TOL pursuant to Section 5.3(a) of the Merger Agreement, Stockholder shall not, and shall not permit any company, trust or other entity controlled by the Stockholder to, voluntarily (a) sell, transfer or otherwise dispose (including any pledge or other encumbrance to secure indebtedness of Stockholder or any affiliate and any foreclosure pursuant thereto) of, or enter into any contract, option or other agreement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any Shares (including exercising any registration rights of Stockholder with respect to any Shares), or (b) grant any proxies, deposit any Shares into a voting trust or enter into a voting agreement that relates to voting on the Merger Agreement or the transactions contemplated thereby.

            3. Nothing in this Agreement shall require Stockholder to take any action, or restrict, or limit in any way, any of Stockholder's rights, duties or obligations, in his capacity as a director and/or executive officer of TOL.

            4. Notwithstanding anything to the contrary herein, Stockholder will have no further obligations under this letter agreement if the Merger Agreement is terminated in accordance with its terms.

            5. To facilitate execution, this letter agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature of or on behalf of each party appears on each counterpart, but it shall be sufficient that the signature of or on behalf of each party appears on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be
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Transamerica Corporation
July 24, 1996
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necessary in any proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of or on behalf of all of the parties.

                                             Very truly yours,

                                             /s/ Marvin D. Dennis
                                             _________________________________
                                             Name: Marvin D. Dennis

Accepted and Agreed to
as of the date first
above written:

TRANSAMERICA CORPORATION

By: /s/ Richard H. Fearon
    _________________________________
    Name: Richard H. Fearon
    Title: VP

CITATION SUB CORP.

By: /s/ Edward T. Mann
    _________________________________
    Name:
    Title:
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Transamerica Corporation
July 24, 1996
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                                   SCHEDULE I

                                 STOCK OWNERSHIP


Shares Owned Beneficially

Common Stock   23,100 Shares
Series B      112,000 Shares




Shares Owned of Record

Common Stock   23,100 Shares
Series B      112,000 Shares